Exhibit 10.13

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 27, 2004 (the “Effective Date”), by and between Mableton Investment Group, LLC, a Delaware limited liability company (“Seller”), and Radio One, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is the record and beneficial owner of all right, title and interest in and to 8,040 shares of the issued and outstanding Common Stock, par value $.01 per share (“Common Stock”) of New Mableton Broadcasting Corporation, a Delaware corporation (the “Company” and such 8,040 shares of the Company, the “Owned Shares”);

WHEREAS, Seller has the right to purchase, and intends to purchase prior to the Closing (as hereinafter defined), 980 shares of Common Stock of the Company from Voth Broadcasting Company (“Voth”) (the “Additional Shares” and, together with the Owned Shares, the “Shares”);

WHEREAS, the Company owns and operates, and is the licensee of, radio station WAMJ-FM in Mableton, Georgia (formerly known as WAWE-FM) on channel 273A (the “Station”);

WHEREAS, Sellers desire to sell and Buyer desires to purchase all, but not less than all, of the Shares;

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I—DEFINITIONS; INTERPRETATION

Section 1.1. Definitions; Interpretation. Capitalized terms used herein have the respective meanings ascribed thereto in Part I of Exhibit 1.1 and elsewhere in this Agreement. This Agreement shall be interpreted in accordance with the rules of construction set forth in Part II of Exhibit 1.1.

ARTICLE II—PURCHASE AND SALE

Section 2.1. Purchase and Sale. Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall sell and deliver to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of any Liens.

Section 2.2. Purchase Price. Buyer shall pay to Seller, in consideration of the sale of the Shares (a) Thirty One Million Five Hundred Thousand Dollars ($31,500,000) less (b) the amount of the Closing Debt (the “Base Purchase Price”). The Base Purchase Price shall be payable at Closing, decreased by any adjustment made pursuant to Section 2.3 (such adjusted amount, the “Adjusted Purchase Price”).

Section 2.3. Adjustment. The Base Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) As promptly as possible following the Closing Date, Buyer shall conduct an audit of the books and records of the Company as of the Closing Date. Not later than ninety (90) days after the Closing Date, Buyer shall deliver a consolidated balance sheet of the Company as of the Closing Date (as corrected pursuant to Section 2.3(c) hereof, the “Closing Balance Sheet”) to Seller. The Closing Balance Sheet shall be prepared in accordance with GAAP applied consistently with the Company’s past practice (to the extent that such past practice was in accordance with GAAP), without any adjustments applicable solely as a result of the acquisition of the Shares by Buyer on the Closing Date. The Closing Balance Sheet shall be accompanied by a statement setting forth the basis for the determination of the items and values reflected on the Closing Balance Sheet.

(b) Seller shall have the right to review the work papers of Buyer utilized in preparing the Closing Balance Sheet, and shall have reasonable access to the books, records, properties and personnel of the Company for purposes of verifying the accuracy and fairness of the presentation of the Closing Balance Sheet. Seller shall work in good faith and cooperate with Buyer in the preparation of the Closing Balance Sheet and the resolution of any dispute in connection therewith pursuant to Section 2.3(c) hereof.

(c) The values or amounts for each item reflected on the Closing Balance Sheet shall be binding upon Seller, unless Seller provides Buyer with written notice within ten (10) days after receipt of the Closing Balance Sheet of disagreement with any of the values or amounts shown on the Closing Balance Sheet, specifying as to each such item in reasonable detail, the nature and extent of such disagreement (the “Dispute Notice”). If Buyer and Seller are unable to resolve any such disagreement within ten (10) days after the date of the Dispute Notice, then, within one-hundred twenty (120) days from the Closing date, Buyer and Seller shall submit the dispute to a neutral, mutually acceptable accounting firm (the “Accounting Firm”). Buyer and Seller shall request that the Accounting Firm render its determination prior to the expiration of one-hundred fifty (150) days from the Closing Date and such determination and any required adjustments therefrom shall be final and binding on the parties. If as a result of the resolution of any disputes by agreement pursuant to this Section 2.3 any amount shown in the Closing Balance Sheet is determined to be erroneous, such erroneous amount shall be deleted from the Closing Balance Sheet and the correct amount shall be inserted in lieu thereof. The Closing Balance Sheet, as so corrected, shall constitute the Closing Balance Sheet for purposes of this Agreement.

(d) The fees and expenses of the Accounting Firm shall be allocated to be paid by Buyer and/or Seller, respectively based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm. In no event shall Buyer be liable for any fees or disbursements of Seller incurred in Seller’s review of the Closing Balance Sheet.

(e) Immediately upon the expiration of the ten (10) day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to this Section 2.3, the Base Purchase Price shall be decreased dollar for dollar for any current liabilities of the Company as at the Closing Date, including accounts payable, deferred charges and accrued liabilities, but excluding any expenses of the Company that Buyer is obligated to pay pursuant to Section 6 of the PMA.

(f) If the adjustment required by Section 2.3(e) hereof results in a net decrease in the Base Purchase Price, the difference between the Adjusted Purchase Price and the Base Purchase Price, shall be paid by Seller to Buyer immediately upon the expiration of the ten (10) day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon final resolution, in accordance with Section 2.3 hereof, of any dispute in connection with the determination of the Adjusted Purchase Price. Such amount shall be paid to Buyer directly by Seller in cash, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by Buyer.

Section 2.4. Closing Debt. At Closing, Buyer shall pay (a) to Seller the amount necessary on the Closing Date to pay off the Seller Loan and release the Seller Lien and (b) to Bank of America, N.A., or its designee, an amount necessary on the Closing Date to pay off the Bank Loan and release the Bank Lien (such amounts, collectively, the “Closing Debt”).

Section 2.5. Closing. Pursuant to the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Covington & Burling, 1201 Pennsylvania Avenue, N.W., Washington, D.C., at 10:00 a.m. local time on the later to occur of: (a) five (5) Business Days after the date on which the conditions set forth in Sections 6.1(h). 6.1(m) and 6.2(e) shall have been satisfied or waived or (b) October 15, 2004, or such other time and place as Buyer and Seller may agree to in writing (such date of the Closing hereinafter referred to as the “Closing Date”).

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into this Agreement and to purchase the Shares, Seller hereby represents and warrants to Buyer as follows, as of the date hereof and again at and as of the Closing Date, provided, however, that Seller makes no representation or warranty herein as to (i) any matter as to which Buyer has actual knowledge on the date of this Agreement and (ii) any action or omission for which Buyer is responsible in its capacity as manager under the PMA:

Section 3.1. Organization of Seller; Binding Agreement. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement and the other agreements, certificates and documents delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller. Seller has all requisite organizational power and authority to enter into this Agreement and the other agreements, certificates and documents delivered in connection herewith and to consummate the transactions contemplated hereby and thereby, and this Agreement and the other agreements, certificates and documents delivered in connection herewith have been, or upon execution and delivery thereof will be, duly executed and delivered by Seller. This Agreement and the other agreements, certificates and documents delivered in connection herewith are, or upon execution and delivery thereof will be, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (b) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.2. Ownership. The Owned Shares are, and when acquired by Seller the Additional Shares will be, owned beneficially and of record by Seller. The Owned Shares are, and when acquired by Seller the Additional Shares will be, free and clear of all Liens, and the authorization of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Company. Except for the Shares, Seller does not own, beneficially or of record, directly or indirectly, any capital stock or other ownership or proprietary interest in the Company.

Section 3.3. Good Title Conveyed. Upon consummation of the transaction contemplated by this Agreement, Buyer will acquire, good, valid and marketable title to all Shares, free and clear of all Liens.

Section 3.4. No Violation. Subject to the receipt of the FCC Consent and any Consents listed on Schedule 3.4 hereto, the execution, delivery and performance by Seller of this Agreement and the other agreements, certificates or documents delivered in connection herewith (with or without the giving of notice, the lapse of time, or both), and the consummation by Seller of the transactions contemplated hereby or thereby do not and will not:

(a) require the Consent or notification of or filing with any Person or Governmental Authority;

(b) conflict with, result in a breach of, or constitute a default under, any Applicable Law of any Person or Governmental Authority applicable to Seller or the Company;

(c) conflict with or result in a breach of Seller’s certificate of formation, operating agreement or other constitutive or organizational documents of Seller;

(d) conflict with or result in a breach of the Company’s certificate of incorporation, by-laws or other constitutive or organizational documents of the Company;

(e) conflict with, result in a default or give rise to any right of termination, cancellation, modification or acceleration under any of the provisions of any Contract, note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation (other than the FCC Licenses) to which the Company or Seller is a party, or by which the Station may be bound or affected; or

(f) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Company’s properties.

Seller is not a party to, nor is it bound by, and the Shares are not subject to, any agreement or commitment that prohibits the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby, except in connection with the Closing Debt.

Section 3.5. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in the State of Georgia and in each other jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted. The Company has never conducted the Station Business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “WAWE,” “WAWE-FM,” “WAMJ,” and “WAMJ-FM.”

Section 3.6. Capitalization of the Company. The authorized capital stock of the Company consists of 10,000 shares of Common Stock all of which are issued and outstanding. Of those shares, 8,040 shares of Common Stock are held of record by Seller, 980 shares of Common Stock are held of record by Voth, and 980 shares of Common Stock are held of record by Communications. The issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except for options held by Seller to acquire 980 shares of Common Stock from Communications and 980 shares of Common Stock from Voth, there are no outstanding options, warrants or other rights entitling any Person to acquire, or any commitments of the Company for the issuance of or the granting of rights to acquire any shares of capital stock of the Company any securities convertible into or exchangeable for any shares of capital stock of the Company, or any outstanding or authorized stock appreciation rights, phantom stock, profit participations, or other similar interests with respect to the Company. There are no outstanding contractual obligations of the Company to repurchase, to redeem or otherwise to acquire any outstanding shares of its capital stock. Upon consummation of the transactions contemplated by this Agreement and by the Communications Purchase Agreement, Buyer will be the holder of 100% of the issued and outstanding equity securities of the Company. The Company and Seller are not, and to the knowledge of Seller no other stockholder of the Company is, party to any stockholders’ agreement, voting trust, proxy, registration rights agreement, or similar instrument conferring rights or imposing obligations upon the Company, Seller or any other stockholder with respect to the Shares.

Section 3.7. Personal Property.

(a) Except for the Seller Lien and the Bank Lien, the personal property of the Company is free and clear of all Liens other than Permitted Liens. The Company has entered into a valid and binding lease with respect to each item of personal property with a value in excess of Five Thousand Dollars ($5,000) leased by it, and neither the Company nor any other party is in default of any provision of any such lease.

(b) The Company’s personal property is in good operating condition and repair, ordinary wear and tear excepted, and if under warranty has been maintained in accordance with any maintenance conditions to such warranties.

Section 3.8. Real Property.

(a) The Company owns no real property. The Leased Real Property comprises all real property interests used by Company to conduct the Station Business as now conducted.

(b) The Company has provided Buyer with true and complete copies of each of the leases, subleases, licenses and other Contracts with respect to all Leased Real Property, and Seller is the owner and holder of all of the leasehold interests and estates purported to be granted by such leases or subleases. Neither the Company nor any other Person has granted any oral or written right to any Person other than the Company to acquire, lease, sublease, license or otherwise use or occupy any of the Leased Real Property through the end of the applicable periods of such lease, sublease, license or other Contract. Subject to obtaining the Material Consents, such leases, subleases, licenses and other Contracts are assignable to Buyer. The Company has peaceful and undisturbed possession under all leases, subleases or other Contracts with respect to the Leased Real Property.

(c) The Leased Real Property and all appurtenances and improvements thereto or thereon, as used, constructed or maintained by the Company at any time, conform to applicable Laws (including all building, fire, health and Environmental Laws) and no notices of violation of any such Laws have been issued by any Governmental Authority with respect to any Leased Real Property. Each Leased Real Property (including the improvements thereon) (i) is in good operating condition and repair (ordinary wear and tear excepted) and no condition exists which could reasonably be expected to interfere with the customary use and operation thereof and (ii) is available for immediate use in the conduct of the Station Business.

(d) All Towers, buildings (including transmitter buildings) and other structures and improvements used or useful in connection with the operation of the Station (collectively, “Transmission Structures”) are owned or leased by the Company and are located entirely on the Leased Real Property. The Company has full legal and practical access to Leased Real Property, and each parcel of Leased Real Property is accessible by a public right of way or is otherwise reasonably accessible for purposes of conducting the use of each such property, as currently conducted, including reasonable access to each transmitter building, the Tower and, if applicable, each guy anchor supporting such Tower. All ingress and egress to, from, between and among the transmitter building, the Tower and, if applicable, each guy anchor supporting such Tower are located entirely on the Leased Real Property. None of the Transmission Structures or the use thereof violates any restrictive covenants or encroaches on any property owned by any other Person, and all such Transmission Structures are constructed in conformity with all “set-back” lines, easements and other restrictions or rights of record. No condemnation or eminent domain proceeding is pending or, to Seller’s Knowledge, threatened which could reasonably be expected to preclude or impair in any way the use of any Leased Real Property. There are no structural or other defects in the Transmission Structures and all such Transmission Structures have been maintained in accordance with generally accepted standards in the broadcast industry.

(e) No part of any Leased Real Property is subject to any building or use restrictions that could reasonably be expected to restrict or prevent the present use and operation of such Leased Real Property, and each Leased Real Property is properly and duly zoned for its current use, and such current use is in all respects a conforming use. No Governmental Authority has issued or, to Seller’s Knowledge, threatened to issue, any notice or order that could reasonably be expected to affect adversely the use or operation of any Leased Real Property, or require any repairs, alterations, additions or improvements thereto, or the payment or dedication of any money, fee, exaction or property. There is no actual, or to Seller’s Knowledge, pending, imposition of any assessments for public improvements with respect to any Leased Real Property and, to Seller’s Knowledge, no such improvements have been constructed or planned that would be paid for by means of assessments upon any Leased Real Property.

(f) Each Leased Real Property is located on public roads and streets, and all utility systems required in connection with the use, occupancy and operation of each Leased Real Property are sufficient for their present purposes and are fully operational and in working order. Each Leased Real Property consists of sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such Leased Real Property in the manner and for the purposes to which each is currently devoted.

Section 3.9. Assets of the Business. The assets owned, leased or licensed by the Company constitute all of the assets used or held for use by the Company in the Station Business and such assets are all the assets necessary and useful to carry on such business as it is presently conducted. Such assets are accurately reflected in the Financial Statements.

Section 3.10. Financial Information; No Undisclosed Liabilities; Accounts.

(a) Financial Statements. The Disclosure Schedule contains the following financial statements (the “Financial Statements”) of the Company: the audited balance sheets as of the end of the fiscal year ended December 31, 2003 (the “Financial Statements Date”), and the related audited statements of income for the fiscal year then ended. The Financial Statements have been prepared in accordance with GAAP, present fairly the financial condition of the Company at the respective dates thereof and the results of operations of the Company for the periods then ended, and are true and complete in all material respects. There are no liabilities or obligations of Company whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required by GAAP to be reflected in financial statements other than (A) liabilities disclosed or provided for in the Financial Statements and (B) liabilities incurred in the ordinary course of business consistent with past practice since the Financial Statements Date that are not material to the Station Business, and, to Seller’s Knowledge, there is no circumstance currently existing that could reasonably be expected to result in any such liability or obligation.

Section 3.11. Absence of Changes. Except as set forth in the Disclosure Schedule, since the Financial Statements Date, the Company has operated the Station in the ordinary course of business consistent with past practice, and there has not been in connection with or related to the Company or the Station:

(a) any Material Adverse Effect;

(b) the incurrence of any indebtedness for borrowed money, or the guaranty by the Company of any obligation of any other person;

(c) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company, other than current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

(d) any payment, discharge or satisfaction of any claim or obligation of the Company, except in the ordinary course of business and consistent with past practice or the giving of any promise, assurance or guaranty of payment, discharge or satisfaction of any claim or obligation of any Person;

(e) any sale, assignment, lease or other disposition of any tangible asset of the Company (except for obsolete equipment disposed of in the ordinary course of business consistent with past practice) or any sale, assignment, license, transfer or other disposition of any Intellectual Property or any other intangible assets;

(f) any transfer to any Affiliate of the Company or any other Person, any right, property or interest which is necessary or useful in the operation of the Station Business;

(g) except in the ordinary course of business, any amendment, modification or termination of any Material Contract;

(h) any notice from any of the Station’s sponsors as to any of such sponsor’s intention not to conduct business with the Station;

(i) any period of four (4) or more consecutive days during which the Station was off the air for any reason or a period of fifteen (15) or more days during which the Station operated at substantially reduced power;

(j) any capital expenditure or commitment or addition to property, plant or equipment of the Company, individually or in the aggregate, in excess of Five Thousand Dollars ($5,000);

(k) any material increase in the compensation payable or to become payable to any Employee, officer, shareholder, director, consultant or agent of the Company, including any increase pursuant to any bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment;

(l) any loan or advance by the Company to any other person;

(m) any material damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company;

(n) any change in the accounting methods or accounting practices followed by the Company or any change in depreciation or amortization policies or rates; or

(o) any agreement or commitment, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (n).

Section 3.12. Intellectual Property.

(a) The Company owns all right, title and interest in and to, or has valid license rights to, all Intellectual Property necessary, used or useful for the operation of the Station Business as currently conducted.

(b) Buyer has been provided true and complete copies of all such registrations, applications and similar filings with any Governmental Authority relating to the Intellectual Property owned by the Company. The Company and has taken all action necessary to prosecute all of its existing applications and to maintain all such registrations in full force and effect, and has not taken or failed to take any action which could reasonably be expected to have the effect of waiving any rights to the Intellectual Property.

(c) None of the Intellectual Property infringes any rights owned or held by any other Person, and there is no claim pending or, to Seller’s Knowledge, threatened contesting the Company’s right exclusively to use any of the Intellectual Property. To Seller’s Knowledge, no Person is infringing, misappropriating or otherwise conflicting with the rights of the Company in any Intellectual Property. There are no claims pending or, to Seller’s Knowledge, threatened by any Person in respect of the ownership, validity, enforceability or use of any of the Intellectual Property.

(d) The Company has taken all reasonable measures to protect and preserve the security, confidentiality, value and ownership of the Know-How and other confidential information of the Company. To Seller’s Knowledge, none of the Know-How is part of the public domain or knowledge, nor, to Seller’s Knowledge, has the Know-How been used by, disclosed or divulged to, or appropriated by or for the benefit of any Person other than the Company or otherwise to the detriment of the Company.

Section 3.13. Contracts.

(a) The Disclosure Schedule contains a list of all Material Contracts. Except as set forth on the Disclosure Schedule, each Material Contract to which the Company is a party is a valid and binding obligation of the Company and is in full force and effect. Except as otherwise disclosed on the Disclosure Schedule, neither the Company nor, to Seller’s Knowledge, any other party to a Material Contract is in default under any such Material Contract nor, to Seller’s Knowledge, has any event occurred which would, upon receipt of notice or passage of time, or both, constitute a default under any Material Contract. Seller has made available to Buyer true and complete copies of all written Material Contracts.

(b) Except as disclosed on the Disclosure Schedule, there are no obligations of the Company to any Affiliate or of any Affiliate to the Company.

Section 3.14. Compliance with Law; Permits. The business and operations of the Company are conducted in compliance with all applicable Laws. Together with the FCC Licenses, the Permits constitute all permits, approvals, franchises, concessions, licenses or other governmental authorizations of every character whatsoever that are required by applicable Law or Governmental Authorities for the lawful ownership and operation of the Company. The Company is in compliance with the terms of all of the Permits, the Permits are in full force and effect, and no violations are or have been recorded in respect of any thereof. No proceeding is pending or, to Seller’s Knowledge, threatened, to cancel, suspend, revoke or limit any of the Permits and, to Seller’s Knowledge, there is no basis for any such proceeding.

Section 3.15. Regulatory Matters.

(a) The Company is legally, financially and otherwise qualified under the Communications Act to perform its obligations hereunder, to be the licensee of, and to own and operate the Station. To Seller’s Knowledge, no fact or circumstance exists relating to the FCC qualifications of the Company that (i) could reasonably be expected to prevent or delay the FCC from granting the Assignment Application or (ii) would otherwise disqualify the Company as the licensee, owner, operator or transferee of the Station.

(b) The Disclosure Schedule sets forth a true and complete list of all FCC Licenses, all pending applications filed with the FCC by the Company and all Permits held by Company in connection with the conduct of the Station Business as conducted immediately prior to the Closing, including any registrations of Transmission Structures (copies of which are attached thereto).

(c) No application, action or proceeding is pending for the renewal of any FCC License as to which any petition to deny or objection has been filed and, to Seller’s Knowledge, there is not before the FCC any investigation, proceeding, notice of violation, or order of forfeiture relating to the Company. There is not now pending and, to Seller’s Knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Licenses (other than proceedings to amend the Communications Act or proceedings of general applicability to the broadcast radio industry).

(d) The Station is owned and operated by the Company in compliance with (i) the terms of the FCC Licenses and (ii) the Communications Act. The Company has filed or made all applications, reports, and other disclosures required by the FCC to be made in respect of the Station and have or will have timely paid all FCC regulatory fees in respect thereof. No licenses, authorizations, permits or other rights other than the Permits and the FCC Licenses are required to own and operate the Station in substantially the same manner as it is being operated as of the date hereof and as of the Closing Date. The FCC Licenses are in full force and effect; and are not subject to any condition except conditions applicable to broadcast radio licenses generally, or as otherwise disclosed on the face of the FCC Licenses. Seller has no reason to believe that the FCC will not renew any FCC Licenses in the ordinary course.

(e) The Transmission Structures are registered to the extent required by Law and all such Transmission Structures have been constructed, and are operated and maintained, in compliance with the FCC Licenses and all applicable Laws, including the Communications Act and those promulgated by the FAA (and including, to the extent applicable, all such Laws concerning the marking, painting, lighting, height and registration of the Transmission Structures).

(f) All transmission and related equipment will be, (i) in good operating condition and adequate repair (ordinary wear and tear excepted) and (ii) operated and maintained in accordance with good engineering practices and in full compliance with all applicable Laws, including the Communications Act and the FCC

Licenses. The Company has conducted or obtained engineering studies (including studies in respect of wind load) that demonstrate, using good engineering practices, that the Tower has been constructed in a manner sufficient to hold and support the structures currently mounted, or contemplated to be mounted, thereon (including the Station’s antennae) by the Station pursuant to the FCC Licenses, any Contract (including this Agreement) or otherwise.

(g) The Station is operating at the effective radiated power authorized under the FCC Licenses.

(h) To Seller’s Knowledge, the Station does not cause or receive any interference that is in violation of the Communications Act or any other applicable Laws.

(i) All returns, reports and statements that the Company is currently required to file with the FCC or FAA have been filed.

Section 3.16. Litigation. Except as set forth on the Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened before any court, arbitrator or Governmental Authority. Seller has made available to Buyer true and complete copies of all court papers and other documents with respect to the matters referred to in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, there is no outstanding writ, judgment, stipulation, injunction, decree, determination, award or other order of any Governmental Authority against the Company.

Section 3.17. Labor Matters. Except as disclosed in the Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting, or, to Seller’s Knowledge, threatened against the Company, and during the last five (5) years there has not been any such action and, to Seller’s Knowledge, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to lead to such an action; (b) there are no union claims to represent the Employees nor have there been any claims to represent Employees or former employees of the Company within the last five (5) years; (c) there is no Contract with any labor organization, nor work rules or practices agreed to with any labor organization or employee association, applicable to the Employees, nor is the Company a party to or bound by any collective bargaining or similar Contract; (d) there is, and within the last five (5) years has been, no representation of the Employees or former employees of the Company by any labor organization and, to Seller’s Knowledge, there are no union organizing activities among the Employees, nor does any question concerning representation exist concerning such Employees; (e) the Company has not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Laws, and the Company is, and has for the past five (5) years been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (f) there is no unfair labor practice charge or complaint against the Company pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board or any other Governmental Authority and, to Seller’s Knowledge, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor; (g) there is no grievance pending or, to Seller’s Knowledge, threatened against the Company arising out of any collective bargaining agreement or other grievance procedure and, to Seller’s Knowledge, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor; (h) there are no charges with respect to or relating to the Company pending or, to Seller’s Knowledge, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices and, to Seller’s Knowledge, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor; (i) the Company has not received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company and no such investigation is in progress; and (j) no complaints, lawsuits or other proceedings are pending or, to Seller’s Knowledge, threatened in any forum by or on behalf of any Employee or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract for employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

Section 3.18. Employees and Employee Benefits.

(a) Seller has delivered to Buyer true and complete copies of all written personnel policies, rules and procedures applicable to Employees together with summaries of all oral personnel policies, rules and procedures applicable to Employees

(b) The Disclosure Schedule contains a true and complete list of each Plan. Seller has delivered to Buyer true and complete copies of (i) each Plan for which a Plan document exists, (ii) the summary plan description for each Plan and (iii) the latest annual report, if any, which has been filed with the IRS for each Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code is, and has been determined by the IRS to be, tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan or any other circumstance adversely affects its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan.

(c) No Plan is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No Plan is subject to Title IV of ERISA. During the past five (5) years, neither Seller nor any Person then Controlling, Controlled by, or under common Control with Seller contributed to or was obliged to contribute to an employee pension plan that was subject to Title IV of ERISA.

(d) There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to Seller’s Knowledge, threatened, with respect to any Plan or the assets of any Plan, and, to Seller’s Knowledge, no facts exist which could reasonably be expected to give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). The Company has satisfied all funding, compliance and reporting requirements for all Plans. With respect to each Plan, the Company has paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the Financial Statements.

(e) No Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any Person beyond termination of employment, except to the extent required under any state insurance Law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. No Plan covers any individual other than Employees or dependents or spouses of Employees.

(f) The consummation of the transactions contemplated by this Agreement and the other agreements, certificates and documents delivered in connection herewith do not and will not (i) entitle any Employee to severance pay or termination benefits or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Employee or former employee of the Company. Company has paid all salary and other obligations owed to Employees and former employees.

(g) The Company has not made any representations or warranties (whether written or oral, express or implied) for which the Company could be liable, contractually or otherwise, to any client or customer of the Company that the Employees rendering services to such client or customer are not “leased employees” (within the meaning of Section 414(n) of the Code) or that such Employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a “Pension Benefit Plan”) of such client or customer relating either to (i) providing benefits to Employees under a Pension Benefit Plan of the Company or (ii) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of the Employees.

Section 3.19. Environmental Matters. Except as disclosed in the Disclosure Schedule, (a) the operation of the Station Business as heretofore operated and used are not in violation of any applicable Environmental Law; (b) no inspection or investigation by any Governmental Authority at or about the Leased Real Property or, with respect to the Station Business, any other facility or property currently or previously owned or operated by the

Company or any third party has resulted in a citation, complaint, notice of violation, or letter demanding cleanup of hazardous or toxic substances or waste pursuant to any Environmental Law that in any case the Company or such third party has failed to remedy, nor is any such citation, complaint, notice of violation, or letter threatened, nor, to Seller’s Knowledge, does any condition or state of affairs exist with respect to any such Leased Real Property or any other properties or facilities which could reasonably be expected to result in any such citation, complaint, notice of violation or letter; (c) the Company has (i) not disposed of, or stored for more than ninety (90) days, any toxic, hazardous or other wastes or substances on the Leased Real Property, nor has there been any release, spill or leak of any toxic, hazardous or other wastes or substances at such sites reportable under any Environmental Law, and (ii) fully complied with all Environmental Laws relating to the generation, storage, treatment, recycling, removal, cleanup, transport or disposal of all hazardous, toxic or other wastes or substances at such sites; and (d) there are no solid, liquid, or gaseous materials present at the surface or subsurface levels of the Leased Real Property, or present in the air above, or the air and water immediately surrounding, such property which is in excess of any concentration levels or standards prescribed or permitted by any applicable Environmental Law, nor does any condition or state of affairs exist on or about such property that would now or in the future require remedial investigation, corrective action or closure under the provisions of any Environmental Law or that could reasonably be expected to constitute a nuisance or other violation of any Environmental Law.

Section 3.20. Insurance. Seller has provided to Buyer a true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held by the Company (specifying for each such insurance policy the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder of more than Five Thousand Dollars ($5,000), and setting forth the aggregate amounts paid out under each such policy during the last three (3) years through the Effective Date). Each such policy is valid and binding, and is and has been in effect during the last three (3) years. True and complete copies of all such policies have been delivered to Buyer. All insurance policies are in the name of the Company and all premiums with respect to such policies have been paid. The Company has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. No claim under any such policy is pending.

Section 3.21. Related Party Transactions. Except as set forth on the Disclosure Schedule, no current or former partner, director, officer, employee, member or shareholder of the Company or any associate or Affiliate thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the twelve (12) month period ending on the Effective Date has been, (a) a party to any transaction with the Company, including any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such partner, director, officer, employee, member, shareholder, associate or Affiliate, or (b) to Seller’s Knowledge, the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Station Business, nor does any such Person receive income from any source other than the Company which relates to the Company or should properly accrue to the Company.

Section 3.22. Taxes.

(a) The Company has timely filed or caused to be timely filed with the appropriate taxing authorities all Tax Returns required to be filed by or on behalf of the Company, all of which Tax Returns were true, correct and complete when filed, and has timely paid, or caused to be timely paid, in full all Taxes shown to be due on such Tax Returns for all periods for which any Tax is due. The provision made for taxes on the Financial Statements is sufficient for the payment of all Taxes for which the Company may be liable as of the Closing Date and for all years and periods prior thereto. The Company has not requested any extension of time within which to file or send any Tax Return (and no such request has been made on behalf of the Company), which Tax Return has not since been filed or sent within the proper time period.

(b) No deficiency for any Taxes has been proposed, asserted or assessed against the Company; to Sellers’ Knowledge, no Tax Return filed by or on behalf of the Company is currently under audit by any Tax authority; and the Company has not received, directly or indirectly, from any Tax authority any notice of any impending audit. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return filed by or on behalf of the Company. All amounts required to have been withheld or collected by the Company for all periods prior to the Closing Date in compliance with the withholding or collection provisions of all applicable Tax jurisdictions have been timely paid by the Company to the proper governmental authorities or properly deposited or are provided for in the Financial Statements to the extent not required to be paid or deposited prior to the Closing Date.

(c) The Company has never (i) filed any consent or agreement under Section 341(f) of the Code, (ii) entered into a closing agreement with any Tax authority affecting any period after the Closing Date, (iii) made any payments, or been a party to an agreement (including this Agreement) that could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (iv) been party to a tax allocation or tax sharing agreement affecting any period after the date of this Agreement.

Section 3.23. Bank Accounts. The Disclosure Schedule contains a complete list of all bank accounts of the Company with a list of each Person with signature authority over the funds in each such account.

Section 3.24. No Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity participation in or of any Person.

Section 3.25. Brokers. No agent, broker, firm or other Person acting on behalf, or under the authority, of Seller or the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

Section 3.26. Disclosure. No representation or warranty of Seller contained in this Agreement, and no statement contained in any certificate, schedule, exhibit, annex, list or other writing furnished to Buyer, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein not misleading.

ARTICLE IV— REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as follows, as of the date hereof and again at and as of the Closing Date:

Section 4.1. Organization, Standing and Power. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2. Authority; Binding Agreements. The execution, delivery and performance of this Agreement and the other agreements, certificates and documents delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. Buyer has all requisite corporate power and authority to enter into this Agreement and the other agreements, certificates and documents delivered in connection herewith and to consummate the transactions contemplated hereby and thereby, and this Agreement and the other agreements, certificates and documents delivered in connection herewith have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer. This Agreement and the other agreements, certificates and documents delivered in connection herewith are, or upon execution and delivery thereof will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (b) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3. Conflicts; Consents. The execution and delivery of this Agreement and the other agreements and documents to which Buyer is a party as contemplated by this Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions hereof and thereof do not and will not (a) conflict with or result in a breach of the certificate of incorporation, by-laws, or other constitutive or organizational documents of Buyer, (b) subject to receipt of the FCC Consent, violate any Law applicable to Buyer or Buyer’s properties or assets, or (c) require the Consent or notification of or filing with, any Person or Governmental Authority other than the FCC, except as set forth on Schedule 4.3 hereto.

Section 4.4. FCC Qualifications. Subject to obtaining the FCC Consent, Buyer is legally, financially and otherwise qualified under the Communications Act to perform its obligations hereunder and to be the licensee of, and own and operate, the Station.

Section 4.5. Acquisition of Shares. Buyer is acquiring the Shares as principal for its own account, not for the benefit of any other Person and not with a view to the distribution or resale thereof. Buyer acknowledges that the Shares have not been registered for sale under the Securities Act of 1933, as amended, or applicable state securities laws and that they may not be resold except pursuant to an effective registration statement thereunder or an exemption from the registration requirements thereof.

Section 4.6. Brokers. No agent, broker, investment banker, firm or other Person acting on behalf, or under the authority, of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

ARTICLE V—ADDITIONAL AGREEMENTS

Section 5.1. FCC Matters.

(a) Transfer of Control. The purchase and sale of the Shares is subject to the prior consent and approval of the FCC. Seller shall, and Seller shall cause the Company to, and Buyer shall, prepare and, within ten (10) business days after the Effective Date, file with the FCC the Transfer of Control Application. The parties shall thereafter prosecute the Transfer of Control Application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grant of the Transfer of Control Application as expeditiously as practicable. Each party will promptly provide to the other party a copy of any pleading, order or other document served on them relating to such Transfer of Control Application. Seller shall not take any action, or omit to take any action, or enter into any Contract which would, or could reasonably be expected to, prevent or interfere with the successful prosecution of the Transfer of Control Application or the consummation of the transactions contemplated by this Agreement, or which is or would be inconsistent with the Transfer of Control Application or the consummation of the transactions contemplated by this Agreement. Buyer and Seller shall oppose any petitions to deny or other objections filed with respect to any FCC Application and any requests for reconsideration or review of any FCC Consent.

(b) Certain Extensions. If the Closing shall not have occurred for any reason within the original effective period of any FCC Consent, and neither party shall have terminated this Agreement pursuant to its right under Section 7.1, the parties shall jointly request an extension of the effective period of such FCC Consent. No extension of the effective period of any FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 7.1.

Section 5.2. Conduct of Station Business.

(a) Certain Affirmative Covenants. From the Effective Date until the Closing Date, except as otherwise consented to by Buyer in writing, Seller shall, subject to the provisions of Section 5.2(d) and 5.11, cause the Company to:

(i) operate and control the Station in all material respects in the ordinary course of business and in a manner consistent with past practices (except where such conduct would conflict with the following covenants or with Seller’s other obligations under this Agreement) and otherwise in compliance in all material respects with all applicable Laws, including the Communications Act, the FCC Licenses and all applicable Permits;

(ii) maintain and repair facilities and equipment related to the Company’s operations, maintain its inventory of supplies, parts and other materials and keep books of account, records and files, in each case in the ordinary course of Station Business consistent with past practices;

(iii) keep in full force and effect insurance in respect of the Station Business comparable in amount and scope of coverage to that now maintained;

(iv) perform in all material respects all obligations under the Contracts and any other documents relating to or affecting the Company;

(v) comply with all applicable Laws;

(vi) preserve intact all goodwill of or relating to the Company and the Station; and

(vii) take all actions reasonably necessary or appropriate to protect the Station from objectionable interference from other stations, including the filing of any and all necessary pleadings with the FCC to prevent or remedy such interference.

(b) Certain Negative Covenants. Seller shall, subject to the provisions of Section 5.2(d) and 5.11, cause the Company not to (to the extent the following restrictions are permitted by the FCC, the Communications Act and all other applicable Laws), except as otherwise consented to by Buyer in writing:

(i) other than in the ordinary course of business, assign, sell, lease (as lessor), transfer or dispose of, or agree to assign, sell, lease (as lessor), transfer or dispose of, any material assets of the Company without replacement thereof with functionally equivalent or superior assets;

(ii) apply to the FCC for any FCC license, construction permit, authorization or any modification thereto that would restrict the Station’s present operations or make any adverse change in the buildings, leasehold improvements or fixtures owned by the Company, including any Transmission Structure;

(iii) enter into any material amendment or modification to, or grant any material waiver under, any lease, sublease, license, or other Contract with respect to the Leased Real Property.

(iv) incur, or suffer or permit to exist, any Lien (other than a Permitted Lien) on the assets of the Company;

(v) enter into, renew, amend or modify any Contract to which the Company is a party except to the extent that such Contract (A) is entered into in the ordinary course of business, (B) does not involve liabilities or obligations in excess of One Thousand Dollars ($1,000) individually or Ten Thousand Dollars ($10,000) in the aggregate and (C) may be canceled on not more than thirty (30) days notice;

(vi) enter into any local marketing agreement, joint sales agreement, time brokerage agreement, shared services agreement or other similar Contract in respect of the programming or operations of the Station;

(vii) except as required by applicable Laws or Existing Contract, (A) hire any employee except in the ordinary course of business and consistent with past practices of the Company, (B) enter into, renew, amend or modify any contract of employment, collective bargaining agreement or other labor contract, in each case in, or (C) permit any increases in the compensation of any of the employees of the Station except in the ordinary course of business.

(viii) enter into any new Plan or amend any existing Plan or grant any increases in employee compensation except for increases in compensation in the ordinary course of business and consistent with past practice;

(ix) make any capital expenditure or commitment or addition to property, plant or equipment of the Company, individually or in the aggregate, in excess of Five Thousand Dollars ($5,000);

(x) take, or fail to take, any other action which could reasonably be expected to result in a breach or inaccuracy in any of the representations or warranties of Seller contained in this Agreement;

(xi) agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses; or

(xii) commit or suffer any of the acts described in clauses (a) through (t) of Section 3.11.

(c) FCC Licenses; Permits. During the period commencing on the Effective Date and ending on the earlier of the Closing Date or the termination of this Agreement, Seller shall cause the Company to (i) maintain in effect the FCC Licenses and all Permits that are required to carry on the Station Business, (ii) promptly execute any necessary applications for renewal of FCC Licenses necessary for the operation of the Station as presently conducted and will use reasonable efforts to cooperate with Buyer in any other respect as Buyer may reasonably request in order to enhance, protect, preserve or maintain the Station Business; (iii) timely file with the FCC all required reports and renewal applications (and timely prosecute same) and pay any required annual regulatory fees for the operation of the Station; and (iv) deliver to Buyer, within ten (10) Business Days after filing, copies of any reports, applications or responses to the FCC related to the Station which are filed during such period. Upon request of Buyer, Seller shall cause the Company to consent, pursuant to 47 C.F.R. Section 73.3517, to the filing by, and in the name of Buyer (or any permitted assignee of Buyer) of an application requesting the authorization of the FCC to modify any FCC License or authorization of or relating to the Company, provided that such authorization be contingent upon Closing.

(d) Performance under the PMA and TBA. Seller shall not have any obligation to Buyer under Sections 5.2(a) and 5.2(b) for actions taken by Buyer pursuant to the PMA, or for the failure by Buyer to perform its obligations under the PMA.

Section 5.3. Purchase of Additional Shares. Prior to the Closing Date, Seller shall acquire from Voth all right, title and interest in and to the Additional Shares, free and clear of any and all Liens (except for Liens in connection with the Closing Debt).

Section 5.4. Obligation to Consummate Transaction; Further Assurances. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement by the Closing Date and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of either of them. Without limitation to the foregoing, Seller shall use its reasonable best efforts to obtain all Material Consents. Seller shall use good faith efforts to assist Buyer in dealing with members of the local business and financial community with respect to the future operations of the Company. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary actions, including the execution and delivery of such further instruments and documents, as may be reasonably requested by either party for such purposes or otherwise to complete or perfect the transactions contemplated hereby. After the Closing Date, Seller and its members shall cooperate with and provide reasonable assistance to the Company and Buyer in connection with the operation of the Station Business.

Section 5.5. Exclusivity. From the Effective Date until the earliest of (a) the Closing Date, (b) the termination of this Agreement (other than as a result of the failure of Seller to comply with or perform its covenants and obligations under this Agreement), and (c) the date of termination of this Agreement as a result of the failure of Seller to comply with or perform its covenants and obligations under this Agreement, Seller shall not, and shall not permit any of its Affiliates or any partners, directors, officers or agents of the foregoing to, directly or indirectly, solicit or initiate, enter into or conduct discussions concerning, or exchange information (including by way of furnishing information concerning Seller or the Station Business) or enter into any negotiations concerning, or respond to any inquiries or solicit, receive, entertain or agree to any proposals for, the acquisition of the Shares, the Company, the Station Business, the assets of the Company or any substantial part thereof. In addition, during such time period, Seller shall notify Buyer of the identity of any Person that approaches Seller and the contents of any such proposals, inquiries or discussions.

Section 5.6. Access and Information; Additional Disclosure.

(a) Access and Information. From the Effective Date until the earlier of the Closing Date and the termination of this Agreement, Seller shall permit Buyer and its representatives to make such investigation of the Company as Buyer deems necessary or desirable in connection with the transactions contemplated hereby. Such investigation shall include access to the directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of Seller and the operations, properties, books and records of the Station Business. During such period, Seller shall furnish Buyer and its representatives with such financial, operating and other data and information, and copies of documents with respect to the Company, as Buyer shall from time to time request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times. Such access and information shall not in any way diminish or otherwise affect any of the representations or warranties hereunder or Buyer’s rights to indemnification in respect of any breach thereof. Without limiting the foregoing, during such period, Seller shall keep Buyer informed as to the operations of the Company and shall consult with Buyer with respect thereto.

(b) Additional Disclosure. From the Effective Date until the earlier of the Closing Date and the termination of this Agreement, Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event which could reasonably be expected to cause any representation or warranty made by it in this Agreement or any Exhibit or Schedule hereto to be untrue or inaccurate as of the Effective Date or as of the Closing Date, and (ii) any failure to comply with or satisfy any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement or any Exhibit or Schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of representation, warranty, covenant or agreement or to satisfy any condition for purposes of determining whether the conditions set forth in Article VI have been satisfied.

Section 5.7. Certain Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby, other than Tax on income, shall be paid one-half by Buyer and one-half by Seller. Each party shall file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such transfer or sales and use Taxes.

(b) Seller shall be responsible for the initial preparation of all federal, state, foreign and local income Tax Returns of Company for taxable periods actually ending on or before the Closing Date. Buyer shall have the right, directly and through its designated representatives, to review at its expense any such Tax Returns that pertain to Company at least 30 days prior to the due date of the return. Seller agrees not to take, or cause Company to take, any position or make any election on any such return inconsistent with prior reporting practices without the prior written consent of Buyer, if the effect of any such election or position may be to increase the Taxes of Company thereof from taxable periods (or portions thereof) beginning after the Closing Date or to file an extension on the due date for any Tax Return or to file an amended return without first obtaining Buyer’s consent. Seller will forward any “separate company” state and local Tax Returns due after the Closing Date to Buyer, together with any necessary payment of Tax, interest or penalties, if applicable, for signature and filing at least 15 days prior to the due date of such returns.

(c) Buyer shall cause to be prepared, and filed, all income Tax Returns of Company for all taxable periods ending after the Closing.

Section 5.8. Public Announcements. Prior to the Closing, neither Buyer nor Seller shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other party hereto. At and after the Closing, (a) Buyer shall have the right to issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the consent of Seller and (b) Seller shall have the right to issue a press release or otherwise make a public statement with respect to the transactions contemplated hereby only upon the prior written consent of Buyer. Notwithstanding anything to the contrary herein, any party may issue any press release or make any public statement with respect to the transactions contemplated hereby without the approval of the other party as may be required by applicable Law or court process.

Section 5.9. Checks; Remittances and Refunds. After the Closing, if Seller or its Affiliates receive any payment, refund or other amount which is attributable to, results from or is related to a the Company or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller shall promptly remit, or cause to be remitted, such amount to Buyer. After the Closing, if Buyer or its Affiliates receive any refund or other amount which is properly due and owing to Seller in accordance with the terms of this Agreement, Buyer shall promptly remit, or cause to be remitted, such amount to Seller.

Section 5.10. Cooperation in Litigation. From and after the Closing Date, Buyer and Seller shall fully cooperate with each other in the defense or prosecution of any litigation or examination, audit, or other proceeding instituted prior to the Closing or which may be instituted hereafter against or by such parties relating to or arising out of the conduct of the Station Business prior to or after the Closing (other than litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the other agreements, certificates and documents delivered in connection herewith). The party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses incurred in providing such cooperation (including legal fees and disbursements) as well as any applicable Taxes in connection therewith by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors and employees for their time spent in such cooperation, provided that the amount of such time is reasonable and consistent with such person’s other obligations.

Section 5.11. No Premature Assumption of Control. Nothing contained in this Agreement shall give Buyer any right to, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the programming, operations, or any other matter relating to the Station prior to the Closing Date.

Section 5.12. Expenses. Except as expressly set forth herein, each party hereto shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby.

Section 5.13. Termination of Agreements. Seller and Buyer shall terminate, effective as of the Closing, that certain Programming Management Agreement by and between Buyer and Seller dated as of March 26, 2001 (the “PMA”). Seller shall cause to be terminated, effective as of the Closing, that certain Time Brokerage Agreement by and between Seller and the Company dated as of July 1, 1999 (the “TBA”).

Section 5.14. Communications Purchase. Seller acknowledges and agrees that Buyer has entered, or will enter, into the Communications Purchase Agreement under which Buyer will purchase certain Common Stock of the Company owned by Communications, and that such transaction does not violate any provision of the Settlement Agreement by and between Seller and Communications nor does it represent any interference by Buyer with Seller’s option or other rights thereunder.

ARTICLE VI—CONDITIONS PRECEDENT

Section 6.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer of the following conditions:

(a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of that time except (i) to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier specified date or dates or (ii) where the consequence of the matter set forth in such representation and warranty having failed to be true and accurate as of the date when made, on the Closing Date or on such earlier specified date would not result in a Material Adverse Effect.

(b) Covenants; Material Adverse Effect. Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with on or prior to the Closing Date. As of the Closing Date, there shall have been no Material Adverse Effect.

(c) Seller Officer’s Certificate. Buyer shall have received a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller certifying that:

(i) the conditions set forth in Sections 6.1(a) and (b) have been fulfilled;

(ii) (A) Seller’s certificate of formation, operating agreement or other constitutive documents of Seller, attached to the certificate, are true and complete, (B) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, if any, and (C) the written consent of the members of Seller authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly approved, remains in full force and effect, and has not been amended, rescinded or modified, except to the extent attached thereto; and

(iii) the person executing this Agreement and any other document or instrument pursuant to this Agreement is a properly authorized officer or representative of Seller and the specimen signature of such person on such certificate is genuine.

(d) Company Officer’s Certificate. Buyer shall have received a certificate, dated as of the Closing Date, duly executed by an authorized officer of the Company certifying that the Company’s certificate of incorporation and bylaws, attached to the certificate, are true and complete.

(e) Certificates of Good Standing. Buyer shall have received certificates of good standing of each of Seller and the Company, and a copy of the certificate of incorporation of Seller, each certified by the Secretary of State or other appropriate official of the State of Delaware. Buyer shall have received a certificate of good standing of the Company to do business in the State of Georgia, certified by the appropriate official of the State of Georgia. Each such certificate shall be dated as of a date not more than ten (10) days prior to the Closing Date.

(f) No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement and the other agreements, certificates and documents delivered in connection herewith, and no action or proceeding shall be pending or threatened by any Governmental Authority or other Person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.

(g) Material Consents. Buyer shall have received duly executed and delivered copies of all Material Consents, including the Consent set forth on Schedule 4.3.

(h) Closing with Voth. Seller shall have closed on the purchase of the Additional Shares from Voth, free and clear of any Liens.

(i) Certain Closing Documents. Seller shall have delivered or caused to be delivered to Buyer:

(i) certificates evidencing the Shares with (A) fully executed stock powers or (B) an assignment separate from certificate satisfactory to Buyer;

(ii) a receipt, in a form satisfactory to Buyer, acknowledging receipt of the Base Purchase Price;

(iii) an agreement to terminate the PMA duly executed by Seller;

(iv) evidence to Buyer’s reasonable satisfaction of the termination of the TBA;

(v) written resignations of all officers and directors of the Company;

(vi) all minute books, stock ledgers, corporate seals, and other corporate records of the Company;

(vii) evidence to Buyer’s reasonable satisfaction of the release of the Seller Lien by Seller and the Bank Lien by Bank of America, N.A.;

(viii) a duly executed assignment of that certain lease between the City of Atlanta and Seller related to the Transmission Structures; and

(ix) all keys, computer passwords, and other items in Seller’s possession needed to access the assets of the Company.

(j) FCC Consent. The FCC Consent shall have been granted and such grant shall have become a Final Order and shall be effective.

(k) Fairness Opinion. Buyer shall have received a fairness opinion, in form and substance reasonably satisfactory to Buyer, to the effect that the price and other terms of this Agreement are substantially fair to Buyer.

(l) Opinion of Counsel. Buyer shall have received an opinion of counsel from counsel to Seller, in form and substance reasonably satisfactory to Buyer, as to:

(i) The existence, power and authority of Seller, and the validity, binding nature, and enforceability against Seller of this Agreement and the closing documents;

(ii) The existence, good standing, qualification and capitalization of the Company;

(iii) The due and valid issuance of the Shares;

(iv) The absence of Liens on the Shares pursuant to the Uniform Commercial Code; and

(v) The effectiveness of the FCC Consent.

(m) FCC License Renewal. All applications for renewal of FCC Licenses shall have been granted such grant shall have become a Final Order and shall be effective.

(n) Other Documents. Buyer shall have received such other documents, certificates or instruments as it may reasonably request, and all actions and proceedings hereunder and all documents and other papers required to be delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Buyer as to their form and substance.

Section 6.2. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by Seller:

(a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of that time except (i) to the extent any such representation or warranty is expressly stated only as of a specified earlier date or dates, in which case such representation and warranty shall be true and accurate as of such earlier specified date or dates or (ii) where the consequence of the matter set forth in such representation and warranty having failed to be true and accurate as of the date when made, on the Closing Date or on such earlier specified date would not result in a Material Adverse Effect.

(b) Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, certifying that:

(i) the conditions set forth in Sections 6.2(a) and (b) have been fulfilled;

(ii) (A) Buyer’s certificate of incorporation and by-laws, attached to the certificate, are true and complete, (B) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, if any, and (C) the resolutions adopted by the board of directors Buyer (or a committee thereof duly authorized) authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(iii) the person executing this Agreement and any other document or instrument pursuant to this Agreement is a properly authorized officer of Buyer and the specimen signature of such person on such certificate is genuine.

(d) Certain Closing Deliveries. Buyer shall have delivered or caused to be delivered to Seller payment of the Base Purchase Price by wire transfer of immediately available funds directly to the account designated in writing by Buyer to Seller not later than two business days prior to the Closing Date.

(e) FCC Consent. The FCC Consent shall have been granted and shall be effective.

(f) Other Documents. Seller shall have received such other documents, certificates or instruments as it may reasonably request, and all actions and proceedings hereunder and all documents and other papers required to be delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Seller as to their form and substance.

Section 6.3. Frustration of Closing Conditions. With respect to the conditions to its obligations to consummate the transactions contemplated by this Agreement as provided hereunder and its rights to terminate this Agreement as provided in Section 7.1, neither party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur to the extent required by Section 5.4.

ARTICLE VII—TERMINATION

Section 7.1. Termination. This Agreement shall terminate on the earliest to occur of any of the following events:

(a) the mutual written agreement of Buyer and Seller;

(b) by Notice of Termination of Buyer or Seller, (i) if the Closing shall not have occurred prior to the close of business on the eighteen (18) month anniversary of the Effective Date (other than as a result of the failure on the part of the party seeking to terminate this Agreement to comply with or perform its covenants, agreements and obligations under this Agreement) or (ii) if the FCC Consent shall have been denied by Final Order;

(c) thirty (30) days following Notice of Termination of Buyer to Seller, if Seller shall have materially breached any of its representations, warranties, covenants, agreements or obligations hereunder (and if Seller fails cure such breach within such thirty-day period); provided, however, that Buyer’s right under this Section 7.1(c) may not be exercised after the Closing; or

(d) thirty (30) days following Notice of Termination of Seller to Buyer, if Buyer shall have materially breached any of its representations, warranties, covenants, agreements or obligations hereunder (and if Buyer fails to cure such breach within such thirty-day period); provided, however, that Seller’s right under this Section 7.1(d) may not be exercised after the Closing.

Section 7.2. Procedure and Effect of Termination.

(a) Notice of Termination. Any termination by either party shall be communicated by a written notice to the other party (the “Notice of Termination”). The Notice of Termination shall indicate the termination provision in this Agreement claimed to provide a basis for termination of this Agreement. Termination of this Agreement pursuant to the terms and subject to the conditions of Sections 7.1(a) and 7.1(b) shall be effective upon and as of the date of delivery of a Notice of Termination. Termination of this Agreement pursuant to the terms and subject to the conditions of Sections 7.1(c) and 7.1(d) shall be effective thirty (30) days following delivery of a Notice of Termination, provided that the breach described in such Notice of Termination has not been cured prior to the expiration of such thirty-day period.

(b) Certain Effects of Termination. Nothing in this Article VII shall relieve either party of any liability for a breach of this Agreement prior to the termination hereof. Except as provided in the foregoing sentence, (i) upon the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except their respective obligations under Sections 5.4, 5.6, 5.7 and 5.14, Article VIII and this Section 7.2(b), which shall survive the termination of this Agreement except as specifically provided in such sections and (ii) neither of the parties hereto nor any of their respective partners, members, directors, officers, shareholders, employers, agents or Affiliates (each, a “Related Party”) shall have any liability or further obligation to the other party or any of their respective Related Parties pursuant to this Agreement with respect to which termination has occurred, except in respect of the rights and obligations identified in clause (i) above, which shall survive as provided in this Section 7.2(b).

(c) Withdrawal of Certain Filings. All filings, applications and other submissions relating to the transactions contemplated by this Agreement as to which termination has occurred shall, to the extent practicable, be withdrawn from the agency or other Person to which made.

(d) Put Right. Notwithstanding anything herein to the contrary, effective upon termination of this Agreement prior to Closing for any reason other than pursuant to Section 7.1(d), Seller hereby grants to Buyer a right, but not an obligation, to sell to Seller, and upon exercise of such right Seller agrees to purchase, at a purchase price of Three Million Five Hundred Dollars ($3,500,000) (the “Put Price”), the 980 shares of Common Stock of the Company purchased by Buyer from Communications pursuant to the Communications Purchase Agreement (the “Put Shares”), free and clear of any Liens. The right set forth in this Section 7.2(d) may be exercised by Buyer at anytime during the sixty (60) day period following termination of this Agreement prior to Closing for any reason other than pursuant to Section 7.1(d), by written notice to Seller. Closing upon the sale of the Put Shares shall occur not later than 10 business days following the date of such notice. At such closing, Buyer shall deliver to Seller the certificates evidencing the Put Shares, accompanied by duly executed stock powers, and Seller shall pay to Buyer the Put Price by wire transfer of immediately available funds. In addition, Seller shall assume all Buyer’s obligations under the Communications Purchase Agreement and release Buyer from and indemnify Buyer against any liability thereunder, whether arising prior to or subsequent to Seller’s exercise of its rights under this Section 7.2(d).

ARTICLE VIII—INDEMNIFICATION

Section 8.1. Indemnification by Seller. From and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates, and the directors, officers, employees and other agents and representatives of Buyer and its Affiliates from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorney’s fees and expenses and costs and expenses of investigation) (collectively, “Losses”) incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

(a) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or any certificate, instrument or other document delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby or thereby;

(b) the non-fulfillment or breach of any covenant, obligation or agreement made by Seller in this Agreement;

(c) the failure of Seller to comply with any Laws relating to Tax applicable to the transactions contemplated by this Agreement; and

(d) any inaccuracy, non-fulfillment or breach by Communications of its representations, warranties, covenants, agreements or other obligations under the Communications Purchase Agreement;

provided, however, that Seller shall have no obligation pursuant to this Section 8.1 with respect to Losses arising from a breach of representations and warranties until the aggregate amount of such Losses exceeds $25,000, and then only for Losses in excess of such amount. Seller acknowledges that Buyer is relying upon the representations and warranties of Seller hereunder in purchasing shares of stock of the Company from Communications pursuant to the Communications Purchase Agreement, and Seller further acknowledges that a Loss suffered by Buyer by reason of such reliance constitutes a “Loss” for purposes of this Section 8.1.

Section 8.2. Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, and the directors, officers, employees and other agents and representatives of Seller and its Affiliates from and against any and all Losses incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

(a) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or any certificate or other document delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby or thereby; and

(b) the non-fulfillment or breach by Buyer of any covenant, obligation or agreement made by it in this Agreement;

provided, however, that Buyer shall have no obligation pursuant to this Section 8.2 with respect to Losses arising from a breach of representations and warranties until the aggregate amount of such Losses exceeds $25,000, and then only for Losses in excess of such amount.

Section 8.3. Calculation of Losses. Any indemnity payment hereunder shall be treated as an adjustment to the Adjusted Purchase Price to the extent permitted by applicable Law. Where the receipt of any such payment is treated for Tax purposes in a manner other than as an adjustment to the Adjusted Purchase Price, the amount of the payment shall be adjusted to take account of any net Tax cost actually incurred, or benefit actually enjoyed, by the Indemnified Party in respect thereof.

Section 8.4. Certain Procedures for Indemnification.

(a) In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person not a party to this Agreement against such Indemnified Party, for which a party to this Agreement is required to provide indemnification under this Article VIII (an “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced in its ability to defend such action.

(b) With respect to third party claims for which indemnification is claimed hereunder, (i) the Indemnifying Party shall be entitled to participate in the defense of any such claim, and (ii) if, in the judgment of the Indemnified Party, such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages, and the Indemnifying Party admits that this indemnity fully covers the claim or litigation, then the Indemnifying Party shall be entitled (y) to direct the defense of any claim at its sole cost and expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party, and (z) to settle and compromise any such claim or action for money damages alone; provided, however, that if the Indemnified Party has elected to be represented by separate counsel pursuant to the proviso below, or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or action, such settlement or compromise shall be effected only with the written consent of the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 8.4 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this Section 8.4; provided, however, that the Indemnified Party shall have the right to employ, at its sole cost and expense, counsel to represent it if, in the opinion of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, and in that event, the fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided further, that in no event shall the Indemnifying Party be responsible for the fees of more than one counsel to the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding.

Section 8.5. Survival; Expiration.

(a) Notwithstanding any investigation made by or on behalf of Seller or Buyer prior to, on or after the Closing Date, the representations and warranties contained in this Agreement and in any document, instrument or certificate executed and delivered in connection herewith shall survive the consummation of the transactions contemplated hereby and thereby and shall terminate upon the third anniversary of the

Effective Date; provided, however, that Seller’s representations and warranties as to Seller’s title to the Shares shall survive indefinitely. The covenants of the parties hereto shall survive until fully performed and discharged, unless otherwise expressly provided herein.

(b) Any right of indemnification or reimbursement pursuant to this Article VIII with respect to a claimed breach, inaccuracy or non-fulfillment of any representation, warranty, covenant, agreement or obligation shall expire on the applicable date of termination of the representation, warranty, covenant, agreement or obligation claimed to be breached as set forth in Section 8.5(a) (the “Expiration Date”), unless on or prior to the applicable Expiration Date, the Indemnifying Party has received written notice from the Indemnified Party of such breach, inaccuracy or non-fulfillment from the Indemnified Party, in which case the Indemnified Party may continue to pursue its right of indemnification or reimbursement hereunder beyond the Expiration Date of the applicable representation, warranty, covenant, agreement or obligation.

Section 8.6. Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article VIII are independent of, and in addition to, such rights and remedies as the parties may have at law or in equity or otherwise for any intentional or knowing misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished thereby.

ARTICLE IX—MISCELLANEOUS

Section 9.1. Governing Law. Construction and interpretation of this Agreement shall be governed by the Laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

Section 9.2. Notices. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement (including Notices of Termination) shall be in the English language and in written or electronic form, and shall be deemed delivered (a) on the date of delivery when (i) delivered by hand or (ii) sent by reputable overnight courier maintaining records of receipt and (b) on the date of transmission when sent by facsimile or other electronic transmission during normal business hours with confirmation of transmission by the transmitting equipment; provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt within two (2) Business Days after its delivery by facsimile or other electronic transmission. All such communications shall be addressed to the parties at the address set forth in Exhibit 9.2, or at such other address as a party may designate upon ten (10) days’ prior written notice to the other party.

Section 9.3. Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for the provisions of Article VIII, this Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

Section 9.4. Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought. Such modification, amendment, waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. Neither the failure of either party to enforce, nor the delay of either party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof. No action taken pursuant to this Agreement, including any investigation by or on behalf of either party hereto, shall be deemed to constitute a waiver by the party taking action of compliance by the other party with any representation, warranty, covenant or agreement contained herein.

Section 9.5. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party hereto (including in connection with a merger, consolidation, sale of substantially all of the assets of such party or otherwise by operation of law) without the prior written consent of the other party hereto; provided, however, that Buyer may assign any or all of its rights and obligations under this Agreement to any of its Affiliates (including the transfer of the FCC License to an Affiliate) without the consent of Seller.

Section 9.6. Enforceability; Severability. (a) If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision, each of which is hereby declared to be separate and distinct, (b) if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and (c) if any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the parties hereto to the maximum extent possible, consistent with Law and public policy.

Section 9.7. Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto and the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties with respect to the subject matter hereof.

Section 9.8. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MABLETON INVESTMENT GROUP, LLC		RADIO ONE, INC.

By:	/s/ ALFRED C. LIGGINS III	By:	/s/ SCOTT R. ROYSTER
Name:	Alfred C. Liggins III	Name:	Scott R. Royster
Title:	Manager	Title:	Executive VP/CFO

The undersigned, being the sole member of Seller, hereby unconditionally guarantees to Buyer and its successors and assigns the indemnification obligations of Seller as set forth in Section 8.1.

/s/ ALFRED C. LIGGINS III
Alfred C. Liggins, III

[Signature Page to Stock Purchase Agreement]

Schedules to Asset Purchase Agreement

Schedule 3.4	Seller Consents

Schedule 4.3	Buyer Consents

Exhibits to Asset Purchase Agreement

Exhibit 1.1	Certain Defined Terms; Certain Interpretations

Exhibit 9.2	Notices

EXHIBIT 1.1—CERTAIN DEFINED TERMS; CERTAIN INTERPRETATIONS

I.    Certain Defined Terms. The capitalized terms contained and used in this Agreement which are defined below shall have the respective meanings ascribed to them as follows:

“Accounting Firm” has the meaning set forth in Section 2.3(c).

“Accrued Compensation” means any and all salary, accrued vacation and sick leave, and commissions and reimbursements for expenses due and owing to each Employee.

“Additional Shares” has the meaning set forth in the recitals hereof.

“Adjusted Purchase Price” has the meaning set forth in Section 2.2.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, the specified Person. For purposes of this Agreement, (i) Seller shall not be deemed an Affiliate of Buyer, (ii) Buyer shall not be deemed an Affiliate of Seller, and (iii) Alfred C. Liggins, III shall not be deemed an Affiliate of Buyer.

“Agreement” has the meaning set forth in the recitals hereof.

“Bank Lien” means the Lien in favor of Bank of America, N.A. in connection with the Bank Loan.

“Bank Loan” means that certain Credit Agreement dated as of March 30, 2001, as amended, by and between the Company and Bank of America, N.A. of which $2,547,629.00 is outstanding as of the Effective Date.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Business Day” means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or that is a day on which banking institutions located in New York, New York, are authorized or required by law or other governmental action to close.

“Buyer” has the meaning set forth in the recitals hereof.

“Buyer’s Knowledge” (and similar phrases) means the actual knowledge of any officer or director of Buyer.

“Closing” has the meaning set forth in Section 2.5.

“Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Debt” has the meaning set forth in Section 2.4.

“COBRA Obligations” means all obligations of the Company under Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals hereof.

“Communications” means Mableton Communications, LLLP (fka Mableton Communications, Ltd.), a Georgia limited liability limited partnership.

“Communications Act” means collectively, the Communications Act of 1934, as amended, and the rules, regulations and polices of the FCC promulgated thereunder.

“Communications Purchase Agreement” means that certain share purchase agreement by and between Buyer and Communications of even date herewith.

“Company” has the meaning set forth in the recitals hereof.

“Consent” means, with respect to a Contract or a Permit, any consent or approval of any Person other than any party to this Agreement which, in accordance with the terms of such Contract or Permit, is required to be obtained for the assignment thereof to Buyer.

“Contracts” means written or oral contracts, commitments, arrangements, agreements, leases, licenses, purchase orders for the sale or purchase of goods or services and any other understandings.

“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (i) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise and (ii) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security.

“Copyrights” means all copyrights, copyright applications and copyright registrations and foreign counterparts thereof, including all rights to computer software programs (including object and source code, program documentation, disks, tapes, manuals, guides and other materials with respect thereto), works of authorship and rights to databases of any kind under the Laws of any jurisdiction and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which subsist in the world.

“Disclosure Schedule” means a schedule delivered by Seller to Buyer on or before the date of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.3(c).

“Dollars” or “$” means United States dollars.

“Effective Date” has the meaning set forth in the recitals hereof.

“Employee” means an individual employed by the Company as of the Effective Date and any individual(s) hired by the Company between the Effective Date and the Closing date in accordance with Section 5.2 and the other terms of this Agreement.

“Environmental Law” means any Law relating to (i) pollution or protection of the environment, including natural resources, disposal of pollutants, toxic, hazardous, or other waste, and discharge and treatment of stormwater or sanitary and industrial wastewater; (ii) health and safety, including exposure of employees or other persons, to toxic or hazardous substances; (iii) protection of the public health or welfare from the effects of by-products, wastes, emissions, discharges or releases of any chemical or other substances from industrial or commercial activities; or (iv) regulation of the manufacture, use or introduction into commerce of chemical or other substances, including their manufacture, importation, exportation, formulation, labeling, distribution, transportation, handling, storage, treatment, recycling, removal and disposal, specifically including petroleum and petroleum derived products.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Expiration Date” has the meaning set forth in Section 8.5(b).

“FAA” means the United States Federal Aviation Administration.

“FCC” means the United States Federal Communications Commission.

“FCC Applications” means the Transfer of Control Application, together with any Additional Applications.

“FCC Consent” means action by the FCC granting its consent to the FCC Applications and the consummation of the transactions contemplated hereby.

“FCC Licenses” means the FCC license for the Station and any other licenses, permits or other authorizations issued by or pending before the FCC to the Company in connection with the Station or the Station Business (including construction permits).

“Final Order” means an action by the FCC or other Governmental Authority having jurisdiction (a) with respect to which action no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review or notice of appeal or other judicial petition for review is pending and (b) as to which the time for filing any such request, motion, petition, application, appeal or notice and for the entry of orders staying, reconsidering or reviewing on the FCC’s or such other Governmental Authority’s own motion has expired.

“Financial Statements” has the meaning set forth in Section 3.10.

“Financial Statements Date” has the meaning set forth in Section 3.10.

“GAAP” means generally accepted accounting principles, consistently applied, as applied in the United States of America.

“Governmental Authority” means any federal, state, local or foreign government, legislature, governmental or administrative agency or commission, any self-regulatory association or authority, any court or other tribunal of competent jurisdiction, or any other governmental authority or instrumentality anywhere in the world.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Intellectual Property” means Patents, Trademarks, Copyrights, and Know-How, and all copies and tangible embodiments thereof (in whatever form or media).

“Know-How” means all inventions (whether patentable or unpatentable and whether or not reduced to practice), compositions, manufacturing and production techniques, technical data, designs, drawings, specifications, molds, dies, casts, product configurations, discoveries, trade secrets, improvements, formulae, practices, processes, methods, technology, know-how, and confidential or proprietary information, whether or not patentable, including any of the foregoing in the process of development and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which subsist in the world.

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, decree, injunction, judgment, stay or restraining order, provisions and conditions of permits, licenses, registrations and other operating authorizations, any ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Leased Real Property” means the Company’s leasehold or license interest in all of the real property leased or licensed by the Company and all improvements thereon.

“Lien” means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means (i) any effect that is materially adverse to the business, assets, operations, condition (financial or otherwise), or results of operations of the Company, or (ii) any effect with respect to the Company that materially impacts, materially delays or prevents the consummation of the transactions contemplated hereby, including the grant of the FCC Consent.

“Material Consent” means any Consent required under any Materials Contract.

“Material Contracts” means any and all (i) Contracts between the Company and its Affiliates; (ii) Contracts providing for aggregate payment by or to the Company of Five Thousand Dollars ($5,000) or more; (iii) obligations of the Company as guarantor, surety, indemnitor in respect of the obligations of another Person; (iv) Contracts which, by their terms, may not be cancelled by the Company on the giving of less than ninety (90) days’ notice; or (v) Contracts the termination or non-renewal of which would have a Material Adverse Effect.

“Voth” has the meaning set forth in the recitals hereof.

“Owned Shares” has the meaning set forth in the recitals hereof.

“Patents” means patents, patent disclosures, design patents, design rights and registered designs, utility models and similar related rights under the Laws of any jurisdiction and all registrations, applications and foreign counterparts thereof, and any foreign equivalents, additions, divisions, continuations, continuations in-part, substitutions, reissues, extensions and renewals of any of the foregoing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which subsist in the world.

“Pension Benefit Plan” has the meaning set forth in Section 3.19(g).

“Permits” means all licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and other rights, other than the FCC Licenses, from any Governmental Authority to the Company currently in effect, together with any additions thereto between the Effective Date and the Closing Date.

“Permitted Liens” means (a) Liens for Taxes or assessments which are not yet due or which are being contested in good faith by appropriate proceedings, and (b) statutory mechanics’, materialmen’s, contractors’, warehousemen’s, repairmen’s and other similar statutory Liens arising in the ordinary course of business and which are not delinquent.

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

“Plan” means any pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other plan, agreement or policy applicable to Employees and any “employee benefit plan” within the meaning of Section 3(3) of ERISA under which the Company has any current or future obligation or liability or under which any Employee or former employee (or any dependent, beneficiary or alternate payee of any Employee or former employee) of the Company has or may have any current or future right to benefits on account of employment with the Company.

“PMA” has the meaning set forth in Section 5.13.

“Receivables” has the meaning set forth in Section 2.3(e).

“Referee” means an independent accounting firm of national recognition mutually selected by Buyer and Seller acting as arbitrator.

“Related Party” has the meaning set forth in Section 7.2(b).

“Seller” has the meaning set forth in the recitals hereof.

“Seller’s Knowledge” (and similar phrases) means the actual knowledge of any officer or director of Seller.

“Seller Lien” means the Lien in favor of Seller in connection with the Seller Loan.

“Seller Loan” means that certain notes of Company in favor of Seller issued July 1, 1999 of which $1,123,468.66 is outstanding as of the Effective Date.

“Station” has the meaning set forth in the recitals hereof.

“Station Business” means the business of the Company, taken as a whole, including the operations of the Station.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“TBA” has the meaning set forth in Section 5.13.

“Tower” means all antenna support structures, including any guy anchors and guy wires, used or useful in connection with the operation of the Station.

“Trademarks” means trademarks, trade names, trade dress, service marks and service names, logos, slogans, brand names and domain names and all registrations, applications for registration, renewals and foreign counterparts thereof, together with the goodwill of the business associated therewith and symbolized thereby, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which subsist in the world.

v

“Transfer of Control Application” means the application to be filed with the FCC in order to obtain the consent of the FCC to a transfer of Control of the Company from Seller to Buyer from an assignment to Buyer.

“Transmission Structures” has the meaning set forth in Section 3.8(e).

“Working Capital” has the meaning set forth in Section 2.3(e).

II.    Descriptive Headings; Certain Interpretations.

(a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b) Except as otherwise expressly provided in this Agreement or as the context otherwise requires, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “any” are not exclusive and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (iii) a reference to any Contract includes permitted supplements and amendments; (iv) a reference to a Law includes any amendment or modification to such Law; (v) a reference to a Person includes its successors and permitted assigns; (vi) a reference to one gender shall include any other gender; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the referenced Article, Section, Exhibit or Schedule of this Agreement.

(c) The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

*             *             *

EXHIBIT 9.2—NOTICES

If to Buyer, to:

Radio One, Inc.

5900 Princess Garden Parkway, 7th Floor

Lanham, MD 20705

Fax: 301-306-9638

Attention: Linda J. Eckard Vilardo, Esq., General Counsel

with a copy (which shall not constitute notice) to:

Covington & Burling

1201 Pennsylvania Ave., N.W.

Washington, D.C. 20004

Fax: 202-662-6291

Attention: Michael E. Cutler, Esq.

If to Seller to:

Mableton Investment Group, LLC

5900 Princess Garden Parkway, 7th Floor

Lanham, MD 20705

Fax: 301-306-9694

Attention: Alfred C. Liggins, III, Managing Member

with a copy (which shall not constitute notice) to:

[Name of Seller Counsel]

[Address]

[Address]

Fax: [                        ]

Attention:                         , Esq.